Exhibit 10.12

The Intrepid Companies

700 17th St., Suite 1700,

Denver, CO 80202

303.296.3006

303.298.7502 Fax

March 19, 2007

Mr. Patrick L. Avery

8291 S. Locust Grove

Meridian, ID 83642

Dear Pat,

On behalf of Intrepid Mining, LLC (Intrepid), I am pleased to offer you employment with our company with a planned starting date of April 16, 2007. This letter confirms our offer of employment as described below:

1.	Job Title: Chief Operating Officer. You will be responsible for all operating facilities. Initially, your direct reports will be Rick York and Randy Foote, the General Managers of our operations. In addition, you will be provided with an administrative assistant.

2.	Job Location: Denver, Colorado

3.	Base Salary: $315,000 to be paid biweekly in the amount of $12,115.38. You will also be eligible for the Intrepid Performance Incentive Plan (PIP), when offered by the company. Availability, target maximums and minimums of the PIP vary from year to year. There is no guarantee that the PIP will be offered in any year. Performance of the company and performance of the individual greatly impact the amount available and the amount granted. However, your targeted incentive will be 50% of your annual salary when the PIP is granted.

4.	Salary Adjustments: Your first eligibility for consideration of a salary increase is April, 2008.

5.	Recruitment Bonus: You will receive an initial bonus of $50,000.

6.	Benefits: Your eligibility for benefits such as Health, Life, Disability, 401(k), etc. is determined by the specific Plan provisions which will be provided to you when you report to work. You will be entitled to four (4) weeks (20 days) vacation and to the paid holidays recognized by our Denver location. You will be eligible for these plans on the first day of the month following your first date of employment.

7.	Terms and Conditions of Employment: Please review the attached form which describes important responsibilities and obligations as an Intrepid employee.

8.	Testing: You will be expected to submit to the following reviews or tests: Drug screening, background and credit. We strongly encourage you do not resign from your current position until we have reviewed and accepted the results of these tests.

9.	Reporting: You will report directly to Hugh Harvey.

10.	Use of Company Plane: Since it is our expectation that you will be spending an extensive amount of time in Carlsbad, New Mexico and occasionally in Utah, you will be entitled to utilize the company controlled airplane as needed for business travel. Your use of the plane is subject to the priorities of Bob Jornayvaz and Hugh Harvey.

11.	Moving Benefits: You will be entitled to moving benefits as described in the attachment to this letter.

12.	Long-Term Compensation: It is the intention of Intrepid to affect a major financial restructuring over the next 12 to 24 months. If the company is successful in accomplishing this goal, Intrepid will contract the services of one or more nationally recognized compensation consultants to establish an appropriate long-term compensation reward for you that will be tied to performance. Intrepid will utilize their recommendations for an appropriate range of compensation for your position.

13.	Salary Guarantee: In the event that Intrepid Mining is involved in a sale or control of ownership and if you are terminated as a result of said actions, you will be entitled to a severance equal to two (2) times your annual salary. This benefit will be reduced monthly for each month you are employed by Intrepid. Therefore, this benefit will have no value after two (2) full years of employment with Intrepid. This benefit is waived if you resign voluntarily or if you are asked to resign as the result of any impropriety. This benefit is also waived if you receive the benefit of the Long-Term compensation identified in paragraph 12.

14.	Travel expenses and paid time off prior to moving: To accommodate your family remaining in Idaho, Intrepid will pay for your travel expenses to Idaho on an as-needed basis until July 1, 2007. This reimbursement is in addition to any other home-buying trips that are included within the attached relocation assistance program.

15.	Company Vehicle: Intrepid will provide a company-owned vehicle to you for personal and business use. All expenses related to the operation and maintenance of this vehicle will be the expense of Intrepid. You will have a $50,000 limit to spend on an SUV-type vehicle of your choice.

16.	Family Move: It is our expectation that you will offer your home for sale as soon as practically possible upon acceptance of this offer, utilizing the services of our designated relocation company. It is also our expectation that you will move your family to the Denver area as soon as practically possible after the 2006-2007 school year.

Please contact me if you have any questions regarding our offer. Upon verbal acceptance of these terms, we will proceed with preparing for your arrival. Personally, I look forward to working with you.

Sincerely,

/s/ Jamie Whyte

Jamie Whyte
Vice President
Human Resources

Terms & Conditions of Employment

Intrepid Mining, LLC (or Company) is engaged in extracting and processing of Potash, and is subject to strict Federal and State regulations. Mining Potash requires special attention to workplace health and safety. The Company desires that every employee understand and accept their individual responsibility for several important terms and conditions which are necessary to comply with applicable regulations, ensure consistency in employee relations, and provide stable business operations in our industry.

1.	“AT WILL” EMPLOYMENT: I understand that my employment is “at will” for an indefinite period of time and may be terminated at any time by me or the Company, for any reason without liability whatsoever, except for unpaid wages or salary earned through the date of termination.

2.	EMPLOYMENT AGREEMENTS: I understand that only a duly authorized official of the Company has the authority to enter into any agreement for employment for a specified period of time. This is not an employment contract, rather an offer for employment.

3.	EQUAL EMPLOYMENT OPPORTUNITY: I understand that Intrepid is committed to comply with all laws and regulations pertaining to employment practices. The Company does not discriminate with regard to race, religion, national origin, age, sex, or disability. The Company offers equal employment opportunity for employment, pay, and advancement to all qualified applicants and employees.

4.	COMPLIANCE WITH HEALTH, & SAFETY REGULATION: I acknowledge my responsibility to work safely, and to understand and comply with all regulations to which Intrepid is subject. I understand that I may be subject to personal liabilities and/or penalties imposed by Federal or State agencies should I knowingly violate or cause Intrepid Mining to violate any regulations of the of the Mine Safety and Health Administration (MSHA) or the Occupational Safety and Health Administration (OSHA).

5.	SEXUAL HARASSMENT: Company employees are prohibited from engaging in sexual harassment, retaliation against a person for opposing sexual harassment, or aiding or abetting sexual harassment of any employee.

6.	DRUG-FREE WORKPLACE: In compliance with the Drug-Free Workplace Act of 1988, the Company will not hire or employ individuals who use illegal drugs or abusively use alcohol. You will be expected to sign and endorse the most current version of the Intrepid Substance Abuse Policy.

7.	HEALTH & MEDICAL SCREENING: I agree to submit to medical evaluations and/or examinations, including tests for the presence of illegal drugs or alcohol (or other Company-required workplace-related health screening requirements) during employment, or upon my employment termination, as requested by the Company.

Terms & Conditions of Employment, Continued

8.	PROBLEM RESOLUTION: Intrepid desires that work-related problems or complaints be resolved fairly through appropriate supervisory and management review. I agree to submit my problems to the Company’s Problem Resolution procedure as it is communicated to me.

9.	MEDIATION/ARBITRATION: When a dispute arises out of the employer/employee relationship which cannot be settled through the Problem Resolution process described in the previous statement (No. 8), I and the Company agree to submit the dispute to Mediation and/or binding Arbitration in accordance with rules and procedures provided by the American Arbitration Association.

10.	CONFIDENTIAL INFORMATION: I agree not to disclose nor use for my own or someone else’s benefit, during or after my employment, any confidential information about the business, operations, or technical processes of Intrepid which may become known to me. Should I terminate employment I will promptly deliver to the Company all materials in my possession containing confidential information.

11.	CONFLICTS OF INTEREST: I agree not to engage in activities or have personal or financial interests which impair, or appear to impair my independence or judgment or otherwise conflict with my responsibilities to Intrepid Mining. If unsure of a potential conflict I will review the situation with Human Resources.

12.	POLICIES, PROCEDURES, & RULES: In consideration of my employment I agree to abide by policies, procedures, and rules established by the Company for its operating purposes, including any and all conditions of employment. I accept the Company’s exclusive right to add, change, or discontinue these terms and conditions or any of its policies, benefits, procedures, and rules as it deems necessary, with or without notice, subject to applicable laws.

Relocation Assistance Program

Purpose

The purpose of this policy is to establish guidelines and requirements that must be met for reimbursement of relocation expenses incurred in relocating an employee and his/her family. For purposes of this policy, “family” means the members of the employee’s immediate family sharing residence with the employee in a bona fide dependency status, e.g., spouse, children, or other relatives whose status qualifies them as dependents under the tax statutes at the employee’s point of origin.

Scope

This policy applies to newly-hired, regular full-time exempt employees with a minimum of five years of directly related work experience in the job category or discipline for which the person is being hired.

Policy Statement

This policy, or any part thereof, shall be applied on a case-by-case basis at the discretion of the Company, taking into account the marketability of the employee’s existing residence, the need to obtain the new employee, and other factors.

Introduction

It is expected that the employee will be conscientious and use good judgment with regard to incurring Company-supported costs during the move. In all cases, receipts verifying reimbursable costs must be maintained and submitted on the Relocation Expense Report within thirty (30) days of incurring the expense. All relocation benefits must be incurred within twelve (12) months of the effective date of the employee’s new assignment.

Reimbursable Relocation Expenses

The Company will pay for:

A.	Home Search: The Company will reimburse for one (1) Home Search trip, up to seven (7) continuous days, by the employee and one family member to visit the new location for the purpose of securing a permanent residence.

Reimbursable Home Search Expenses:

•	Round-trip economy class airfare

•	Rental car

•	Hotel/motel

•	Meals and tips (reasonable meal expenses)

•	Related incidental expenses

The employee may prefer to drive to the new location for a Home Search trip. Mileage for the employee’s personal car will be reimbursed at the current Company rate.

B.	En Route to New Location: The Company will reimburse for transportation, meals and lodging incurred by the employee and the employee’s family for the purpose of traveling to the new final destination. Whenever possible, the employee is expected to drive to the new location. The employee will be reimbursed at the current Company rate for up to two (2) personal vehicles.

En route expenses begin in the departure location the evening before the employee leaves their old location, if the employee is unable to reside in their old home. En route expenses end the morning after the employee arrives at the new destination city.

If the employee is unable to move into their permanent housing the day after their arrival, additional lodging and meal expenses must be claimed as Temporary Living Expenses.

C.	Temporary Living Expenses: Intrepid agrees to provide temporary living expenses until July 1, 2007 or until you have relocated to Denver, whichever comes first. Extensions beyond this timeframe may be allowed if necessary and approved by Hugh Harvey.

Temporary living expenses include reasonable and actual lodging (hotel, motel, apartment and rental/leased/company vehicle).

The employee must complete a Relocation Expense Report on a monthly basis.

D.	Renters at Old Location: The Company will reimburse the employee for reasonable fees related to a lease cancellation. Written verification that lease cancellation fees must be and were paid as a result of the employee’s move to the new location must be submitted with the employee’s Relocation Expense Report.

E.	Forfeiture of Prepaid Rent: Reimbursement may be made for up to one month of prepaid rent at the old location when the employee moves before the end of the rental period covered and when, as a condition of the lease, prepaid rent is non-refundable.

F.	Home Sales Expenses: The Company will reimburse the employee for the selling costs of their principal residence in the old location, provided the old residence is sold within one year from the effective date of employment.

Home Sales expenses are reimbursed for the employee’s principal residence, which must be an employee-owned one or two family house, or an employee-owned condominium or townhouse.

Additional land adjoining the employee’s principal residence, not to exceed one (1) acre, may be included if the Company determines it is an integral part of your principal residence.

Ineligible properties include cooperative apartments, seasonal residences, income-producing farms, uninhabitable structures, homes under construction, properties with significant structural, safety or health problems that cannot be fully remediated, and properties with excessive liens and/or encumbrances that cannot be satisfied at time of closing.

Reimbursable costs include:

•	Real estate agent commissions (maximum of seven percent (7)).

•	Other necessary closing expenses: Legal fees, documentary stamps, transfer taxes, survey, title search, or other expenses incurred as normal seller’s expenses in connection with the closing.

Selling expenses which are not reimbursable:

•	Buyer prepaid items

•	Inspections typically paid by the buyer

•	Home Warrantee Insurance Premiums

•	Cost of repairs/improvements

•	Yard of home maintenance

•	Any cost usually paid by the buyer

•	Duplicate title insurance costs

•	Discount points paid by the buyer

To receive your reimbursement you must submit a Relocation Expense Report with a copy of the complete Closing Statement.

G.	Transporting Personal Effects and Household Goods: The Company will reimburse the employee for the reasonable costs of transporting personal effects and household goods packed and moved to the new location and, if necessary, stored for a maximum of thirty (30) days, which may include:

•	Packing

•	Loading

•	Transporting

•	Unloading

•	Unpacking

•	Insurance for 100% of replacement value for damage or loss

•	Shipment of one (1) vehicle on the moving van

•	Routine disconnection and connection of major appliances at origin and destination when performed by carrier (not to include electrical, plumbing or duct work)

Loading and transporting items of exceptional dimensions and weight, crating or special packing services require pre-approval by the Company.

The Company will not reimburse costs for any of the following:

•	Shipment of:

Above ground Pools
Boats over 14 feet	Building Materials
Farm Equipment	Firearms
Firewood	Flammable or toxic substances
Furnishings of second homes	Horse trailers
Hot tubs/spas	Jewelry
Liquor	Plants
RVs	Other perishable items

•	House cleaning

•	Labor to take down draperies, curtains, shades, blinds

•	Cost of extra pick up or delivery at second location

•	Hanging of mirrors, pictures, etc.

•	Piano or organ tuning, clock servicing, electronic equipment tuning, etc.

•	Dismantling or set up of swing sets, outdoor recreational equipment, etc.

H.	Using a Moving Company: Human Resources will coordinate the selection of a moving company using a third-party relocation company.

I.	Moving Yourself: The employee may prefer renting a truck or trailer to transport their belongings to the new location in lieu of moving company services. Rental fees for this purpose are reimbursable.

If the employee chooses to move their own household goods, the employee should obtain adequate insurance to cover the value of their belongings. The Company will reimburse this expense.

J.	Home Purchase Assistance: The Company will reimburse the employee for customary buyer’s closing costs in the new location if the employee purchases a home within twelve (12) months from the transfer date and the employee is a Company employee at the time of the employee’s purchase.

Typical reimbursable closing costs may include:

•	Mortgage application fee

•	Credit check

•	Appraisal fee

•	Improvement survey (if lender required)

•	Title search

•	Title insurance

•	Recording fees

•	Transfer taxes

•	Attorney fees (if state required for real estate transactions)

•	Structural inspection

•	Radon gas inspection

Items, which are not reimbursable, are:

•	Real estate commissions or finder’s fees

•	Any customary seller’s closing costs

•	Attorney fees in states not requiring an attorney for real estate transactions

•	Reserves or pre-paid expenses such as mortgage insurance, prorated property taxes, mortgage interest, homeowners insurance, repair and other reserves/prepayments

K.	Advance Payment: The company will provide an advance payment to you in the amount of $15,000 for qualifying moving expenses. This payment will be issued upon receipt of an executed purchase and sale agreement on your existing home. Within 30 days after your move you should submit a reconciliation of all of these expenses to the HR Department. Any funds not used for the expenses outlined above should be refunded to the company at this time. Should you need additional funds during the transition, you may request them from the HR Department.

L.	Inconvenience Payment: The company will provide an advance payment to you in the amount of $25,000 to cover any incidental expenses that the Relocation Policy may not cover. You are not required to submit a reimbursement form for these expenses and you are entitled to keep any portion of this payment not expended.

Tax Treatment

A.	Relocation Expenses/Taxable Income:

Certain Company-paid and reimbursed expenses associated with the employee’s move are considered taxable income to the employee and will, therefore, be reported on the employee’s W-2 for the calendar year(s) in which such expenses are reimbursed or paid. Under the Tax Reform Act of 1986, some of this additional income may be taken as an itemized deduction on the employee’s federal income tax return for the year(s) in which such expenses are paid. State laws may differ. Since each individual’s tax circumstances will vary, the employee should consult his or her tax advisor to ascertain the specific tax consequences of this policy. IRS Publication 521, Moving Expenses, can also provide valuable assistance.

If a reimbursed expense is eligible for a deduction, that item of income will be considered income not subject to withholding by the Company. Hence, while the Company must include that amount in the employee’s income, the Company will not withhold any taxes on such income. This does not mean that there will be no additional tax liability resulting from this additional income. If an employee has additional income subject to withholding (i.e., not deductible on your federal income tax return), that withholding will be taken from the employee’s wages as soon as all bills and reimbursements for a particular calendar year have been processed. All meal expense reimbursements are treated by the Company as compensation to the employee and therefore are subject to withholding.

Some relocation reimbursements may be fully or partially deductible on the employee’s federal and/or state tax returns. Other reimbursements may not be deductible as relocation expenses and may be subject to federal and/or state personal income tax. . The Company will report to the employee all relocation expense reimbursements and payments for relocation services made on the employee’s behalf. The Company form will be mailed to the employee after the close of the calendar year in which the employee incurred relocation expenses.

B.	Tax Equalizations: Because relocations often result in increased tax liability, the Company will provide the employee with a one-time state and federal tax allowance. The allowance is meant to provide the employee with the funds to largely offset the increased tax liability from non-deductible moving expenses subject to withholding. It is calculated only on annualized Company income plus the non-deductible moving expenses using appropriate deductions and marginal tax rates. Since the tax reimbursement is also income subject to withholding, it is increased to help offset the additional (compounded) tax liability. This is called a “gross-up”. You will be provided with a copy of the calculation of your tax reimbursement. The employee should note that the tax reimbursement does not include any reimbursement for social security withholding, principally under the assumption that annualized income including the moving expenses will exceed the social security withholding threshold. Medicare taxes will be covered by the reimbursement and gross-up. Employees who leave the Company for any reason during the calendar year in which relocation expenses were paid will be ineligible for year-end “make whole” consideration.

Administration

The general supervision and administering of this policy is the responsibility of the Human Resources Department. Exceptions to this policy may be made to accommodate specific local conditions with the approval of the Vice President of Human Resources.